UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 29, 2012

Rand Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

161 Worcester Road, Suite 401, Framingham, Massachusetts		01701
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 663-1400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 29, 2012, Rand Worldwide, Inc. (the "Company") and its subsidiary, Rand A Technology Corporation (together with the Company, the "Borrowing Companies"), entered into an $8 million credit facility consisting of revolving loans, including a $1,000,000 sublimit for the issuance of standby or trade letters of credit (the "Credit Facility") with PNC Bank, National Association ("PNC") as lender. The terms and conditions of the Credit Facility are set forth in a Financing and Security Agreement dated February 28, 2012 between the Borrowing Companies and PNC (the "Credit Agreement"), and the Credit Facility is further evidenced by a Committed Line of Credit Note issued by the Borrowing Companies to the order of PNC (the "Revolving Note").

The Credit Facility has a term of two years. Amounts borrowed under the Credit Facility bear interest at a rate equal to the "Eurodollar Rate", which is calculated by reference to the 30 day London Interbank Offered Rate, adjusted daily, plus a margin of 2.00%.

All amounts outstanding under the Credit Facility are due and payable upon the earlier of February 28, 2014 or upon the acceleration of the loan upon an event of default as described below.

Two controlled subsidiaries of the Company, Rand Worldwide Foreign Holdings, Inc. and Rand Worldwide Subsidiary, Inc. (together, the "Guarantor Companies"), are guarantors of the Borrowing Companies’ obligations to PNC pursuant to a Guaranty and Security Agreement dated as of February 28, 2012 (the "Guaranty"). In addition, the obligations of the Borrowing Companies and of the Guarantor Companies to PNC are secured by a first priority, perfected lien on substantially all the property and assets of the Borrowing Companies and the Guarantor Companies.

The Credit Agreement contains customary representations, warranties and covenants, including covenants by the Borrowing Companies limiting additional debt, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks and other fundamental changes. In addition, the Credit Agreement contains financial covenants by the Borrowing Companies that impose a minimum Fixed Charge Coverage Ratio and a Funded Debt to EBITDA Ratio (as such terms are defined in Section 6.1.13 of the Credit Agreement).

The Credit Agreement provides for events of default customary for credit facilities of this type, including, but not limited to, non payment, misrepresentation, breach of covenants and bankruptcy. Upon an event of default, the interest rate on all outstanding obligations will be increased and PNC may accelerate payment of all outstanding loans and may terminate the lender commitments. Upon the occurrence of an event of default relating to insolvency, bankruptcy or receivership, the lender commitments will be automatically terminated and the amounts outstanding under the Credit Facility will become payable immediately.

The foregoing is only a summary of the material provisions of the Credit Agreement, the Revolving Note and the Guaranty and is qualified in its entirety by the terms of the New Note, the Security Agreement and the Guarantees, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively.

The Credit Facility replaces the $9 million revolving credit facility from PNC (the "Prior Facility") to certain of the Company’s controlled subsidiaries (collectively, the "Prior Borrowers"), which was evidenced by, among other documents, a Revolving Credit and Security Agreement, dated as of August 14, 2009, by and among PNC and the Prior Borrowers, and last amended pursuant to a Fourth Amendment and Joinder to Revolving Credit and Security Agreement, dated as of December 31, 2010 (the "Prior Credit Agreements"). The Prior Credit Agreements permitted the Prior Borrowers to prepay the Prior Facility in full at any time, without premium or penalty. In connection with the closing of the Credit Facility, the Prior Borrowers paid in full satisfaction of their outstanding obligations under the Prior Facility and the parties to the Prior Credit Agreements otherwise completed their obligations thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits filed with this Form 8-K are listed in the Exhibit Index that immediately follows the signatures hereto, which list is incorporated by reference into this item.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rand Worldwide, Inc.

March 5, 2012	By:	Lawrence Rychlak

Name: Lawrence Rychlak
Title: President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Committed Line of Credit Note, dated as of February 28, 2012, issued by Rand Worldwide, Inc. and Rand A Technology Corp. to the order of PNC Bank, National Association (filed herewith)
10.2	Financing and Security Agreement, dated as of February 28, 2012, by and among PNC Bank, National Association, Rand Worldwide, Inc. and Rand A Technology Corp (filed herewith)
10.3	Form of Guaranty and Security Agreement, dated as of February 28, 2012, by Rand Worldwide Subsidiary, Inc. and Rand Worldwide Foreign Holdings, Inc. in favor of PNC Bank, National Association (filed herewith)